Exhibit 10.02

II-VI INCORPORATED

RESTRICTED SHARE AWARD

Granted to:	No. of shares of II-VI Incorporated
Social Security #:	Common Stock:

Grant Date:

THIS RESTRICTED SHARE AWARD is granted by II-VI Incorporated, a Pennsylvania corporation (the “Company” or “II-VI”), to you (“Recipient”), a director, employee or consultant of the Company or one of its subsidiaries, pursuant to the terms and conditions of the II-VI Incorporated 2005 Omnibus Incentive Plan, as amended from time to time (the “Plan”), a summary of which has been delivered to you. This document shall constitute an Award Agreement as that term is defined in the Plan. The Company recognizes the value of your continued service as a key employee and has awarded you this restricted share award under the Plan, subject to the following terms and conditions:

1. Share Award. The Company hereby grants to Recipient an award of the above stated number of shares of II-VI Common Stock, no par value, subject to the restrictions and other conditions set forth herein. Such shares are hereinafter referred to as the “Restricted Shares.”

2. Restrictions. The Restricted Shares shall vest and become transferable, pursuant to the terms of the Plan, as follows: [DESCRIBE VESTING SCHEDULE – e.g., twenty percent (20%) of the total number of Restricted Shares shall vest and become transferable on each of the first, second, third, fourth and fifth anniversaries of the Grant Date]. Restricted Shares that have not vested may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated. Restricted Shares that have not vested shall be subject to forfeiture as provided in Section 3 below. Upon a Change in Control of the Company (as defined in Section 11 below) all unvested Restricted Shares shall immediately vest and become transferable. In the event of the termination of your employment or other service to the Company or its subsidiaries upon (i) early, normal or late retirement as those terms are defined in the Company’s profit sharing plan, (ii) death or (iii) total and permanent disability as defined in Section 105(d)(4) of the Internal Revenue Code, any unvested Restricted Shares shall immediately vest and become transferable by Recipient or Recipient’s estate as the case may be.

3. Change in Status. If Recipient’s employment with or service to the Company and its subsidiaries terminates for reasons other than (i) early, normal or late retirement as those terms are defined in the Company’s profit sharing plan, (ii) death or (iii) total and permanent disability as defined in Section 105(d)(4) of the Internal Revenue Code, or if Recipient’s status changes to a position which the Company deems to be ineligible for this restricted share award, any Restricted Shares which had been granted to Recipient which have not yet become vested and transferable, as of the date of Recipient’s termination or upon Recipient’s commencing employment or service in a non–eligible position, shall be immediately forfeited by Recipient.

4. Book Entry Account. Within a reasonable time after the Grant Date of this Award, the Company shall instruct its transfer agent to establish a book entry account representing the Restricted Shares in Recipient’s name effective as of the Grant Date, provided that the Company shall retain control of such account until the Restricted Shares have become vested in accordance with the Award.

5. Shareholder Rights. Upon the effective date of the book entry pursuant to Section 4 above, Recipient shall have all of the rights of a shareholder with respect to the Restricted Shares, including the right to vote the shares and to receive all dividends or other distributions paid or made available with respect to such shares. Notwithstanding the foregoing, any stock dividends or other in–kind dividends or distributions shall be held by the Company until the related Restricted Shares have become vested in accordance with this Award and shall remain subject to the forfeiture provisions applicable to the Restricted Shares to which such dividends or distributions relate.

6. Fractional Shares. The Company shall not be required to issue any fractional shares pursuant to this Award, and the Company may round fractions down.

7. Withholding. Recipient shall pay all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which the Company is required to withhold at any time with respect to the Restricted Shares. Such payment shall be made in full, at Recipient’s election, in cash or check, or by the tender of previously acquired shares of the Company’s common stock (including shares then vesting under this Award). Shares tendered as payment of required withholding shall be valued at the closing price per share of the Company’s common stock on the date such withholding obligation arises.

8. Nontransferability. Except as otherwise provided in the Plan, the Restricted Shares shall not be sold, pledged, assigned, hypothecated, transferred or disposed of (a “Transfer”) in any manner, other than by will or the laws of descent and distribution. Any attempt to Transfer the Restricted Shares in violation of this paragraph or the Plan shall render this Award null and void.

9. Adjustments. The number of Restricted Shares shall be adjusted to reflect any stock dividend, stock split, or combination of shares of the Company’s Common Stock. In addition, the Committee may make or provide for such adjustment in the number of Restricted Shares, as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of Recipient’s rights that otherwise would result from (a) any exchange of shares of the Company’s Common Stock, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin–off, spin–out, split–off, split–up, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee may provide in substitution for the Restricted Shares such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of the Restricted Shares so replaced.

10. Plan Provisions. In addition to the terms and conditions set forth herein, the Award is subject to and governed by the terms and conditions set forth in the Plan, which is incorporated herein by reference. Unless the context otherwise requires, capitalized terms used in this Award shall have the meanings set forth in the Plan. In the event of any conflict between the provisions of this Award and the Plan, the Plan shall control.

11. Change in Control. For purposes of this Award, “Change in Control” means (i) the consummation of any merger or consolidation as a result of which the common stock of the Company shall be changed, converted or exchanged (other than a merger with a wholly owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of substantially all of the assets of the Company; or (ii) the consummation of any merger or consolidation to which the Company is a party as a result of which the persons (as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) who were stockholders of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than a majority of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation.

12. Notice. Any written notice required or permitted by this Award shall be mailed, certified mail (return receipt requested) or by overnight carrier, to the Company at the following address:

II-VI Incorporated

Attention: Chief Financial Officer

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

, or to Recipient at his most recent home address on record with the Company. Notices are effective upon receipt.

13. No Continued Rights. The granting of this Award shall not give Recipient any rights to similar grants in future years or any right to continuance of employment or other service with the Company or any of its subsidiaries, nor shall it interfere in any way with any right that the Company or any of it’s subsidiaries would otherwise have to terminate Recipient’s employment or other service at any time, the right of the Company or its subsidiary to assign Recipient to a position that is ineligible for this restricted share award, or the right of Recipient to terminate his or her services at any time.

14. Severability. If any term, provision, covenant or restriction contained in the Award is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in the Award shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

15. Controlling Law. The validity, construction and effect of this Award will be determined in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to the conflict of laws. Recipient and the Company hereby irrevocably submit to the exclusive concurrent jurisdiction of the courts of the Commonwealth of Pennsylvania. Recipient and the Company also both irrevocably waive, to the fullest extent permitted by applicable law, any objection either may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.

16. Entire Agreement. The Award contains the entire understanding between the parties and supersedes any prior understanding and agreements between them representing the subject matter hereof with respect to this Award, except that this Award shall be subject to the terms and conditions set forth in any employment agreement between Recipient and Company. There are no other representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter hereof which are not fully expressed herein.

17. Captions. Section and other headings contained in this Award are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Award or any provision hereof.

18. Limitation of Actions. Any lawsuit with respect to any matter arising out of or relating to this Award must be filed no later than one (1) year after the date that a denial of any claim hereunder is made or any earlier date that the claim otherwise accrues.

WITNESS	II-VI INCORPORATED

By:
[name]		[name]
[title]		[title]
(Corporate Seal)

WITNESS		RECIPIENT

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